UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Act of 1934

Date of Report (Date of earliest event reported): May 25, 2011

INFINITY PROPERTY AND CASUALTY CORPORATION

(Exact name of Registrant as specified in its Charter)

Ohio	000-50167	03-0483872
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No. )

3700 Colonnade Parkway, Birmingham, Alabama 35243

(Address of Principal Executive Offices) (Zip Code)

(205) 870-4000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

On May 25, 2011, the Company’s shareholders voted on four proposals, set forth below, at the 2011 Annual Meeting of Shareholders (the “Meeting”). Of the 12,404,072 shares of common stock outstanding as of March 29, 2011, the record date, 11,851,731 shares were represented at the Meeting (in person or by proxy), constituting 95.5% of the outstanding shares entitled to vote. At the Meeting, the shareholders approved all of the director nominees and each of the proposals presented, including indicating their preferred frequency of future advisory votes on executive compensation. The final result of voting on each of the proposals is as follows:

Proposal 1.	Election of ten directors.

Nominee	Votes For	Votes Withheld
Teresa A. Canida	11,572,384	1,470
Jorge G. Castro	11,572,153	1,701
James R. Gober	11,464,288	109,566
Harold E. Layman	11,572,384	1,470
Drayton Nabers, Jr.	11,572,384	1,470
Samuel J. Simon	11,524,571	49,283
Roger Smith	10,428,613	1,145,241
William Stancil Starnes	11,572,384	1,470
Gregory C. Thomas	11,572,384	1,470
Samuel J. Weinhoff	11,572,384	1,470

Proposal 2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Votes For	Votes Against	Abstentions	Broker Non-Votes
11,783,574	61,157	0	7,000

Proposal 3.	Approve, in an advisory vote, the compensation of the Company’s named executive officers as disclosed in the proxy statement.

Votes For	Votes Against	Abstentions	Broker Non-Votes
11,254,513	199,351	119,990	277,877

Proposal 4.	Preferred frequency of future advisory votes on executive compensation.

1 Year	2 Years	3 Years	Abstentions	Broker Non-Votes
10,280,033	2,660	1,173,656	124,505	270,877

In consideration of the shareholder vote on the proposal regarding the preferred frequency of future advisory votes on executive compensation, the Company’s Board of Directors decided that the Company will hold an advisory vote to approve the compensation of the Company’s named executive officers every year in connection with its annual meeting of shareholders. Accordingly, the Company will include such an advisory vote every year in its future proxy materials until the next shareholder vote on the preferred frequency of such advisory votes, which vote shall be held no later than the Company’s annual meeting of shareholders in 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INFINITY PROPERTY AND CASUALTY CORPORATION

BY:	/s/ Samuel J. Simon
Samuel J. Simon
Executive Vice President, General Counsel and Assistant Secretary

May 31, 2010